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                                                                      Exhibit 99

                     NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                           TO BE HELD APRIL 25, 2002

TO THE HOLDERS OF COMMON SHARES:

         Notice is hereby given that pursuant to the call of its Directors, the annual meeting of Wayne Bancorp, Inc. will be held at THE ARDEN SHISLER CENTER FOR EDUCATION & ECONOMIC DEVELOPMENT, THE OHIO STATE UNIVERSITY, 1625 WILSON ROAD, WOOSTER, OHIO on April 25, 2002 at 2:00 p.m., for the purpose of considering and voting upon the following matters as more fully described in the attached Proxy Statement dated March 25, 2002:

1. Election of Directors: To elect the four (4) directors named in the attached Proxy Statement.

2. To Ratify the engagement of Crowe, Chizek and Company LLP as the independent auditors of the company.

3. Taking action on any other matter which may be brought before said meeting or any adjournment thereof.

         Stockholders of record at the close of business on February 28, 2002 will be entitled to vote the number of shares held of record in their names on that date. The transfer books will not be closed. The date of this notice is March 25, 2002.


                           By Order of the Board of Directors



                           Jimmy D. Vaughn, Secretary


                                    IMPORTANT

All Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign the enclosed Proxy and return it promptly in the envelope provided. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person, the Proxy will not be used if so requested by you.